Exhibit 5.1

Writer’s email: kps@fdlawlv.com

June 27, 2024

Board of Directors

Lakeside Holding Limited

1475 Thorndale Ave, Suite A,

Itasca, IL 60143

Re:	Lakeside Holding Limited Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Nevada counsel for Lakeside Holding Limited, a Nevada corporation (the “Company”), in connection with the proposed registration of up to (i) up to 1,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), (ii) an over-allotment by the underwriters to purchase up to an aggregate of 187,500 additional Shares of Common Stock, when exercised in full, and (iii) up to 71,875 Shares of Common Stock issuable to the underwriters upon exercise of warrants to be issued to the underwriters. The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially submitted with the Securities and Exchange Commission (the “Commission”) on October 31, 2023 (as amended at the effective date thereof, the “Initial Registration Statement”). On the date hereof, the Company has filed a registration statement supplement to the Initial Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933 (the “Rule 462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statement”), that incorporates by reference the Initial Registration Statement, which was declared effective on June 27, 2024. The Rule 462(b) Registration Statement relates to the registration of the offer and sale of an additional of (i) 250,000 Shares of Common Stock, (ii) an over-allotment by the underwriters to purchase up to an aggregate of 37,500 additional Shares of Common Stock, when exercised in full, and (iii) up to 14,375 Shares of Common Stock issuable to the underwriters upon exercise of warrants (collectively, the “Additional Shares”).

In connection with the opinion expressed herein, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including the Registration Statement and the form of underwriting agreement filed as an exhibit to the Registration Statement. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the laws of the State of Nevada and we express no opinion with respect to any other laws

Based upon the foregoing, we are of the opinion that, when the Additional Shares have been delivered in accordance with a definitive underwriting agreement approved by the Board of Directors of the Company and upon payment of the consideration therefor provided for therein (not less than the par value of the Common Shares), such Common Shares will be duly authorized, validly issued, fully paid and nonassessable.

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

June 27, 2024

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Additional Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ FLANGAS LAW GROUP
FLANGAS LAW GROUP